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                                                                 Exhibit (d)(10)

                      LOOMIS SAYLES SECURITIZED ASSET FUND

                               Advisory Agreement

          AGREEMENT made the 1st day of July 2005, by and between LOOMIS SAYLES FUNDS I, a Massachusetts business trust (the "Fund"), with respect to its Loomis Sayles Securitized Asset Fund series (the "Series"), and LOOMIS, SAYLES & COMPANY, L.P., a Delaware limited partnership (the "Manager").

                                  WITNESSETH:

          WHEREAS, the Fund and the Manager wish to enter into an agreement setting forth the terms upon which the Manager (or certain other parties acting pursuant to delegation from the Manager) will perform certain services for the Series and bear the expenses of the Series;

          NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

          1. (a) The Fund hereby employs the Manager to furnish the Fund with Portfolio Management Services (as defined in Section 2 hereof), subject to the authority of the Manager to delegate any or all of its responsibilities hereunder to other parties as provided in Section 1(b) hereof. The Manager hereby accepts such employment and agrees, at its own expense, to furnish such services (either directly or pursuant to delegation to other parties as permitted by Section 1(b) hereof) and to assume the obligations herein set forth. The Manager shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

               (b) The Manager may delegate any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services (and assumption of related expenses) to one or more other parties (each such party, a "Sub-Adviser"), pursuant in each case to a written agreement with such Sub-Adviser that meets the requirements of
          Section 15 of the Investment Company Act of 1940 and the rules thereunder (the "1940 Act") applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the trustees of the Fund and the shareholders of the Series), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission. Any Sub-Adviser may (but need not) be affiliated with the Manager. If different Sub-Advisers are engaged to provide Portfolio Management Services with respect to different segments of the portfolio of the Series, the Manager shall determine, in the manner described in the prospectus of the Series from time to time in effect, what portion of the assets belonging to the Series shall be managed by each Sub-Adviser.

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          2. As used in this Agreement, "Portfolio Management Services" means management of the investment and reinvestment of the assets belonging to the Series, consisting specifically of the following:

               (a) obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Series in accordance with the Series' investment objectives and policies;

               (b) taking such steps as are necessary to implement the investment policies of the Series by purchasing and selling of securities, including the placing of orders for such purchase and sale; and

               (c) regularly reporting to the Board of Trustees of the Fund with respect to the implementation of the investment policies of the Series.

          3. [RESERVED]

          4. The Manager also agrees that it or one of its affiliates, and not the Fund or the Series, shall bear the following expenses of the Series, whether incurred directly by the Series or incurred by the Fund on behalf of the Series:

               (a) any of the costs of printing and mailing the items referred to in sub-section (k) of this section 4;

               (b) any of the costs of preparing, printing and distributing sales literature;

               (c) compensation of trustees of the Fund who are not directors, officers or employees of the Manager, any Sub-Adviser or any administrator or of any affiliated person (other than a registered investment company) of the Manager, any Sub-Adviser or any administrator;

               (d) registration, filing and other fees in connection with requirements of regulatory authorities;

               (e) the charges and expenses of any entity appointed by the Fund for custodial, paying agent, shareholder servicing and plan agent services;

               (f) charges and expenses of independent accountants retained by the Fund;

               (g) charges and expenses of any transfer agents and registrars appointed by the Fund;

               (h) any cost of certificates representing shares of the Fund;

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               (i) legal fees and expenses in connection with the day-to-day affairs of the Fund, including registering and qualifying its shares with Federal and State regulatory authorities;

               (j) expenses of meetings of shareholders and trustees of the Fund;

               (k) the costs of services, including services of counsel, required in connection with the preparation of the Fund's registration statements and prospectuses, including amendments and revisions thereto, annual, semiannual and other periodic reports of the Fund, and notices and proxy solicitation material furnished to shareholders of the Fund or regulatory authorities; and

               (l) the Fund's expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses.

          5. Nothing in this Agreement shall require the Manager or any of its affiliates to bear or to reimburse the Series or the Fund for:

               (a) taxes payable by the Fund to federal, state or other governmental agencies;

               (b) extraordinary expenses as may arise, including expenses incurred in connection with litigation, proceedings, other claims and the legal obligations of the Fund or the Series to indemnify its trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

               (c) brokerage fees and commissions (including dealer markups) and transfer taxes chargeable to the Fund in connection with the purchase and sale of portfolio securities for the Series;

               (d) costs, including any interest expenses, of borrowing money;

               (e) costs of hedging transactions;

               (f) costs of lending portfolio securities; and

               (g) any expenses indirectly incurred through investments in other pooled investment vehicles.

          6. All activities undertaken by the Manager or any Sub-Adviser pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Trustees of the Fund, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority.

          7. The services to be provided by the Manager and any Sub-Adviser hereunder are not to be deemed exclusive and the Manager and any Sub-Adviser shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

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          8. The Manager shall receive no investment advisory or other fee from the Fund for the services provided under this Agreement.

          9. It is understood that any of the shareholders, trustees, officers, employees and agents of the Fund may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Manager, any affiliated person of the Manager, any organization in which the Manager may have an interest or any organization which may have an interest in the Manager; that the Manager, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Fund, the partnership agreement of the Manager or specific provisions of applicable law.

          10. This Agreement shall become effective as of the date of its execution, and

               (a) unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series, and
          (ii) by vote of a majority of the trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on, such approval;

               (b) this Agreement may at any time be terminated on sixty days' written notice to the Manager either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series;

               (c) this Agreement shall automatically terminate in the event of its assignment;

               (d) this Agreement may be terminated by the Manager on ninety days' written notice to the Fund;

          Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty.

          11. This Agreement may be amended at any time by mutual consent of the parties, provided that any material amendment of this Agreement shall require the approval by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

          12. For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such

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     exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act. References in this Agreement to any assets, property or liabilities "belonging to" the Series shall have the meaning defined in the Fund's Agreement and Declaration of Trust as amended from time to time.

          13. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund, to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

          14. In accordance with Regulation S-P, if non-public personal information regarding either party's customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LOOMIS SAYLES FUNDS I
   on behalf of its Loomis Sayles
   Securitized Asset Fund series


By:
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Name: John T. Hailer
Title: Executive Vice President


LOOMIS, SAYLES & COMPANY, L.P.
   By: Loomis, Sayles & Company, Inc.,
       its general partner


By:
    ------------------------------------
Name: Kevin Charleston
Title: Director

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NOTICE

A copy of the Agreement and Declaration of Trust establishing the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Series on behalf of the Fund by officers of the Fund as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Series.

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